UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 5, 2007

BEACON POWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-31973 (Commission File Number)	04-3372365 (IRS Employer Identification No.)
234 Ballardvale Street Wilmington, Massachusetts 01887 (Address of Principal Executive Offices) (Zip Code)
(978) 694-9121 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 28, 2006 (and as reported the next day via Form 8-K), a malfunction occurred during the testing of a 25-kWh prototype flywheel in one of ten test cells in Beacon Power Corporation’s Wilmington, Massachusetts facility. This occurred as Beacon engineers were powering down the unit, after having run various tests on it over the course of several days, including having operated it at full speed (16,000 rpm). Initial evidence suggests that the malfunction was initiated when a circuit breaker in the test facility tripped, cutting power to the magnetic bearing that supported the flywheel while it rotated. No one was injured and no important data or design information was lost. All Beacon employees returned to work on the next scheduled work day.

As a result of the malfunction, some damage was caused to the unit’s test cell and the surrounding area. Beacon Power believes that the damage was caused by a sudden increase in air pressure, and not directly caused by a flywheel component or assembly. Although the bolted-down cover of the prototype came off, the flywheel’s housing remained intact. Beacon has always planned that its final production systems will have much stronger all-welded containers without removable covers. Prototype test units are designed with bolted covers so as to allow frequent and convenient access as part of the development process. Beacon’s development program anticipated multiple prototypes for use in the extensive testing required. Accordingly, Beacon Power had previously procured the majority of components needed to build additional prototype units.

Malfunctions and subsequent design adjustments are to be expected during prototype testing of advanced technology. To accelerate any necessary corrective actions and to minimize impact on the development schedule, Beacon Power has supplemented its own team of engineers with qualified outside specialists and is now conducting a detailed event analysis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON POWER CORPORATION

Dated:	January 5, 2007	By: /s/ F. William Capp

F. William Capp

Chief Executive Officer

3